Exhibit 4.1
October 24, 2005
Inco Limited
145 King Street West, Suite 1500
M5H 4B7
Dear Sirs:
Re:   Take-Over Bid Circular dated October 24, 2005
We have acted as Canadian counsel to Inco Limited (the “Company”) in connection with the registration statement on Form F-8 (the “Registration Statement”) being filed today by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.
We know that we are referred to under the headings “Legal Matters” and “Certain Canadian Federal Income Tax Considerations” in the Offer and Circular forming a part of the Registration Statement and we hereby consent to such use of our name and opinions in the Registration Statement.
Yours very truly,
/s/   Osler, Hoskin & Harcourt LLP